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                                                                    EXHIBIT 21.1
                                INTERCARDIA, INC.
                              LIST OF SUBSIDIARIES



Aeolus Pharmaceuticals, Inc., a Delaware corporation

CPEC, Inc., a Nevada corporation

Renaissance Cell Technologies, Inc., a Delaware corporation